Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Thursday, October 22, 2009

FOR IMMEDIATE RELEASE

Washington Federal Reports Quarterly Net Income of $9.6 Million

and $40.7 Million for its Fiscal Year

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $9,605,000 or $.11 per diluted share for the quarter ended September 30, 2009. In the same quarter one year ago, the Company reported a loss of $39,337,000 or $.45 per diluted share due to a writedown of $88 million on preferred stock investments in the U.S. Government sponsored entities of Fannie Mae and Freddie Mac. Earnings for the fiscal year ended September 30, 2009 totaled $40,684,000 or $.46 per diluted share, compared to $62,332,000 or $.71 per diluted share for the same period one year ago.

Recession related credit costs and rising FDIC insurance premiums were the primary contributors to the decline in net income of $21,648,000, or 35%, for the full year. The provision for loan losses amounted to $193 million for the year ended September 30, 2009, a $132.5 million increase over the $60.5 million provided for during the prior year. Additionally, FDIC insurance premiums increased by $9.9 million.

In September, the Company completed a follow-on public offering of 24,150,000 shares of common stock. The offering produced net proceeds of $333,177,000 which will be used for general corporate purposes, which may include capital to support future acquisitions. As of September 30, 2009, the Company’s ratio of tangible common equity to tangible assets was

12.08%, and its total risk-based capital ratio was 21.57%. Both of these ratios are significantly above regulatory requirements to be classified as well capitalized.

Chairman, President & CEO Roy M. Whitehead commented, “The past year was an extraordinarily difficult time for the industry, marked by nearly unprecedented levels of problem real estate loans. Despite our own high level of troubled assets, we are very gratified to be one of the few financial institutions in the Pacific Northwest to have been solidly profitable. Declining deposit costs contributed significantly to strong core earnings during the year. Perhaps more notably, after nearly three years of consistent increases, this quarter we were able to record a decline in non-performing assets. This is a welcome and encouraging development; however, investors are advised to expect problem assets and credit costs to continue at an elevated level in the new fiscal year. With roughly $500 million in cash equivalents and a capital ratio more than twice the required regulatory minimum, management and the board of the Company feel that Washington Federal is well-positioned to be an industry leader in the new fiscal year.”

Non-performing assets declined to $557 million, or 4.43%, of total assets at year-end from $606 million at June 30 th, a decrease of $49 million. Compared to September 30, 2008, non-performing assets increased $393 million or 240%. This increase was concentrated in the Company’s portfolio of land and speculative construction loans. The net balance of the land and construction portfolio was $593 million, or 6.6% of net loans at September 30th. In response to deteriorating credit conditions, the Company increased its allowance for loan losses from $85 million as of September 30, 2008, to $167 million as of September 30, 2009, an $82 million or 96% increase.

Overall delinquencies were 4.86% as of September 30, 2009, compared to 5.69% for the previous quarter ended June 30, 2009. Delinquencies as of September 30, 2008 were 2.46%. Single family residential mortgage loans, which represent 75% of the net total portfolio, experienced delinquencies of only 2.91%, which compares favorably to the national average mortgage delinquencies of 9.24%i.

Much of the decline in delinquent loans can be attributed to the migration of troubled loans to Real Estate Owned (REO) due to foreclosures, along with the restructuring of troubled debts. Troubled Debts Restructured (TDR’s) increased from $68.3 Million at June 30th to $136.9 Million at September 30th. The increase is due primarily to the restructuring of one large builder/developer relationship and heavy mortgage loan modification volume. At quarter-end, the Company owned 398 properties acquired through, or in lieu of, foreclosure, of which 87 have sales pending. During the quarter, the Company completed the sale of 121 REO properties.

Total assets increased by $752 million or 6% to $12.6 billion from $11.8 billion at September 30, 2008. Specifically, investment securities increased by $704 million or 44% during year, as the Company purchased agency mortgage backed securities in anticipation of a potential increase in refinance activity. As of September 30, 2009, the Company’s investment portfolio had net unrealized gains of $90 million, an increase of $87 million from September 30, 2008. During the year, net loans outstanding decreased from $9.5 billion to $9.0 billion as a result of increased loan prepayments stemming from record low interest rates available on 30 year fixed-rate mortgages. Cash and cash equivalents increased by $416 million as the Company built its liquidity position from its equity offering and deposit growth.

Customer deposit accounts increased by $673 million, or 9.4%, and borrowings decreased by $296 million during the year as the Company repaid all of its short term borrowings due to growth in customer deposits and reduced loan demand.

Net interest income increased by 23% or $69 million from the previous year, benefiting from falling deposit costs. The Company’s period end spread increased to 3.17% as of September 30, 2009, compared to 2.85% one year ago. In the next quarter the Company has $2.9 billion of deposits that will mature with a weighted average rate of 2.30%.

The Company’s efficiency ratio of 27.3% for the year, a slight increase from 27.2% from one year ago, remains among the lowest in the industry. The year produced a return on assets of .33%, while return on equity amounted to 2.87%. These ratios represent historical lows for the Company attributable to reduced earnings caused by significant declines in real estate values throughout the western United States.

On October 23, 2009, Washington Federal will pay a cash dividend of $.05 per share to common stockholders of record on October 9, 2009. This will be the Company’s 107th consecutive quarterly cash dividend.

Washington Federal Savings, with headquarters in Seattle, Washington, has 150 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2008 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial information contained in this release should be considered to be an estimate until the Company files its fiscal 2009 Annual Report on Form 10-K with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management on troubled assets between the date of this release and the filing of the Form 10-K to be reflected in the results of fiscal 2009, even though the new information was received by management in fiscal 2010 subsequent to the date of this release.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

# # #

[i]	Source: Mortgage statistics as reported by Bloomberg, ticker DLQTDLQT as of 6/30/09

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	September 30, 2009	September 30, 2008
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$498,388	$82,600
Available-for-sale securities	2,201,083	1,476,067
Held-to-maturity securities	103,042	124,537
Loans receivable, net	8,983,430	9,501,620
Interest receivable	53,288	54,365
Premises and equipment, net	133,477	133,357
Real estate held for sale	176,863	37,107
FHLB stock	144,495	144,874
Intangible assets, net	256,797	260,158
Other assets	31,612	15,456

	$12,582,475	$11,830,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,786,467	$7,146,045
Repurchase agreements with customers	55,843	23,494

	7,842,310	7,169,539
FHLB advances	2,078,930	1,998,308
Other borrowings	800,600	1,177,600
Advance payments by borrowers for taxes and insurance	38,376	37,206
Federal and state income taxes	18,075	33,716
Accrued expenses and other liabilities	58,699	81,098

	10,836,990	10,497,467
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,320,072 and 105,092,724 shares issued; 112,247,748 and 87,916,286 shares outstanding	129,320	105,093
Paid-in capital	1,574,555	1,261,032
Accumulated other comprehensive income (loss), net of taxes	54,431	2,472
Treasury stock, at cost; 17,072,324 and 17,176,438 shares	(208,985)	(210,250)
Retained earnings	196,164	174,327

	1,745,485	1,332,674

	$12,582,475	$11,830,141

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$15.55	$15.16
Tangible common stockholders’ equity per share	13.26	12.20
Stockholders’ equity to total assets	13.87%	11.27%
Tangible common stockholders’ equity to tangible assets	12.08	9.27
Weighted average rates at period end
Loans and mortgage-backed securities	6.04%	6.33%
Combined loans, mortgage-backed securities and investment securities	5.75	6.26
Customer accounts	1.96	3.25
Borrowings	4.25	3.77
Combined cost of customer accounts and borrowings	2.58	3.41
Interest rate spread	3.17	2.85

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans	$138,767	$153,175	$579,244	$599,878
Mortgage-backed securities	27,914	22,238	109,486	88,425
Investment securities and cash equivalents	585	2,090	3,044	13,125

	167,266	177,503	691,774	701,428

INTEREST EXPENSE
Customer accounts	40,340	59,528	191,435	259,769
FHLB advances and other borrowings	31,527	33,718	127,192	137,872

	71,867	93,246	318,627	397,641

Net interest income	95,399	84,257	373,147	303,787
Provision for loan losses	51,800	36,800	193,000	60,516

Net interest income after provision for loan losses	43,599	47,457	180,147	243,271

OTHER INCOME
Gain on sale of loans	—	83	—	517
Gain on sale of real estate	—	—	—	13,123
Gain on sale of investments (Other than temporary impairment)	104	(87,747)	1,063	(87,747)
Other	4,997	3,586	17,946	14,916

	5,101	(84,078)	19,009	(59,191)

OTHER EXPENSE
Compensation and fringe benefits	13,932	14,580	57,097	52,832
Occupancy	3,301	3,221	13,049	11,213
FDIC insurance	2,445	279	10,688	792
Other	6,801	6,419	26,226	22,383

	26,479	24,499	107,060	87,220
Gain (loss) on real estate acquired through foreclosure, net	(8,609)	(840)	(16,354)	(1,021)

Income (loss) before income taxes	13,612	(61,960)	75,742	95,839
Income taxes	4,007	(22,623)	27,570	33,507

NET INCOME (LOSS)	9,605	(39,337)	48,172	62,332

Preferred dividends accrued	—	—	7,488	—

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$9,605	$(39,337)	$40,684	$62,332

PER SHARE DATA
Basic earnings (loss)	$.11	$(0.45)	$.46	$.71
Diluted earnings (loss)	.11	(0.45)	.46	.71
Cash Dividends per share	.05	.21	.20	.84
Basic weighted average number of shares outstanding	90,701,391	87,843,753	88,689,553	87,675,978
Diluted weighted average number of shares outstanding, including dilutive stock options	90,752,105	87,961,784	88,711,694	87,818,580

PERFORMANCE RATIOS
Return on average assets	.31%	-1.33%	.33%	.55%
Return on average common equity	2.57%	- 11.52%	2.87%	4.59%